LEWISTON, Maine--(BW HealthWire)--July 31, 1997--
Acadia National Health Systems Inc. (OTC BB:ACAD) reported today that its management team lead by Paul W. Chute, chief executive officer and Jacquelyn J. Magno, vice president have acquired a controlling and majority interest in the company.

Chute "intends to continue with the company's plan of consolidating through acquisitions within the fragmented Physician Practice and Management Consulting (PPMC) industry."

Acadia National Health Systems Inc. is a PPMC offering its clients business management services that include doctor billing, operations financing, accounting and practice management consulting. Acadia acquired assets of Physician Resources Inc. (PRI) in September of 1996. PRI is a twenty-five year old doctor billing company. Acadia was formed to utilize the PRI assets to expand its multidimensional services nationally through acquisitions and financing.

Chute has reported that, "Acadia has advanced acquisition discussions with several East Coast doctor billing companies as well as two software organizations, which if acquired will create both vertical and horizontal integration of operations and technologies." The company has met with several financial institutions to arrange a long term financial relationship to assist the company in the consolidation of this industry.

CONTACT:

Acadia National Health Systems Inc.

Margaret Heath, 207/777-3423
KEYWORD: MAINE MASSACHUSETTS

BW1157  JUL 31,1997